Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-97563, 333-50539, 333-50543, 333-94563, 333-60302, and 333-68212 on Forms S-8, and Registration Statement No. 333-89144 on Form S-3 of our report dated March 16, 2005 relating to the consolidated financial statements and financial statement schedule of Kforce Inc. and subsidiaries (“Kforce”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Firm’s change in its method of accounting for goodwill in 2002) and our report dated March 16, 2005 relating to management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kforce for the year ended December 31, 2004.

Deloitte & Touche LLP

Tampa, Florida

March 16, 2005